Exhibit 99.1

FOR IMMEDIATE RELEASE	November 15, 2005

MAIR HOLDINGS, INC. REPORTS FISCAL 2006 SECOND QUARTER RESULTS

Minneapolis/St. Paul – (November 15) – MAIR Holdings, Inc. (NASDAQ: MAIR) today reported a net loss of $25.5 million, or $1.24 per diluted share, for the fiscal 2006 second quarter ended September 30, 2005 compared to net earnings of $4.7 million, or $0.23 per diluted share, during the same quarter a year ago.  The loss is primarily due to a pre-tax charge of $36.5 million for impairment and other charges, primarily related to the recent bankruptcy filing of Northwest Airlines, Inc. (“Northwest”).

“Northwest’s bankruptcy filing and its subsequent actions had a negative impact on us,” said Paul Foley, MAIR Holdings’ president and chief executive officer.  “These events led directly to the Chapter 11 filing by our Mesaba Aviation subsidiary and are responsible for much of the second quarter adverse financial results.  As we go forward, we plan to help both of our subsidiaries navigate through this turbulent period in the airline industry and emerge as competitive low cost and attractive operators and partners.”

The $36.5 million impairment and other charges, along with approximately $4.6 million in start up expenses associated with the CRJ operation at Mesaba, were the primary reasons for the decrease in operating results to a loss of $40.2 million in the second quarter of fiscal 2006 compared to operating income of $7.5 million in the second quarter of fiscal 2005.

Operating revenue for the second quarter increased 0.6% to $114.9 million compared with $114.2 million during the same quarter a year ago.  Operating expenses for the second quarter increased 45.4% to $155.1 million compared with $106.7 million during the same quarter a year ago.

The impairment and other charges of $36.5 million consisted of a $31.9 million reserve for prepetition amounts due from Northwest to Mesaba for services provided by Mesaba prior to the date on which Northwest filed its bankruptcy petition (net of certain offsetting liabilities),  a $2.1 million charge to write off the unamortized portion of the warrants that expired in the second quarter as part of Mesaba’s new airline services agreement with Northwest, and a $2.5 million goodwill impairment charge associated with Big Sky Airlines.

In addition to Mesaba’s charge relating to the Northwest prepetition receivable, Northwest has, since its bankruptcy filing, implemented and proposed various changes to Mesaba’s fleet.  Specifically, nine of the Avro regional jets operated by Mesaba were taken out of Northwest’s schedule as of October 31, 2005, and Northwest has indicated its intent to remove additional aircraft from Mesaba’s fleet in the future.  Mesaba’s decision to file for Chapter 11 bankruptcy protection on October 13, 2005 was a direct result of Northwest’s missed payments and its subsequent fleet changes.  However, despite recording a reserve for the Northwest receivable, Mesaba intends to assert all legal rights and remedies it may have to attempt to recover the receivable.  Additionally, Mesaba will continue to formulate its bankruptcy reorganization plan.

All amounts contained herein, including the accompanying condensed consolidated statements of operations for the three and six months ended September 30, 2004, have been restated to reflect corrections related to the presentation of certain reimbursable pass-through costs at Mesaba, primarily fuel.  This restatement did not impact previously reported operating income, income before income taxes, net income, earnings per share or financial condition.  For more information on this restatement, see Note 14 of MAIR Holdings’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2005.

QUARTERLY CONFERENCE CALL

MAIR Holdings will conduct a live webcast to discuss its fiscal 2006 second quarter results today at 10:30 A.M. (CST).  The webcast will be available through the MAIR Holdings web site at www.mairholdings.com under the “Investor” link.

ABOUT THE COMPANY

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at www.mairholdings.com.

Mesaba operates as a Northwest Jet Airlink and Airlink partner under an airline service agreement with Northwest Airlines.  The airline serves 110 cities in the United States and Canada from Northwest’s and Mesaba’s three major hubs: Detroit, Minneapolis/St. Paul and Memphis.  Mesaba operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85, the 30-34 passenger Saab SF340 and the 50 passenger Canadair Regional Jet.  Mesaba maintains a web site at www.mesaba.com.

Big Sky currently serves 20 communities in Montana, Colorado, Idaho, Oregon, Washington and Wyoming with a fleet of 19 passenger Beechcraft 1900D aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, Horizon Air and America West Airlines which allows customers the convenience of traveling with one ticket, through baggage checking and economical through fares, to destinations throughout the world.  Big Sky is a provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at www.bigskyair.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc.  Actual results could differ materially from those projected because of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors Relating to the Company and the Airline Industry’ in the company’s Form 10-Q for the quarter ended September 30, 2005.

Note to Editors: Summary financial and operating information follows.

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Media Contact:	Jon Austin - 612-573-3157
Investor Contact:	Bob Weil - 612-333-0021

MAIR Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	Quarter Ended September 30			Six Months Ended September 30
	2005	2004	Favorable (Unfavorable)	2005	2004	Favorable (Unfavorable)
Operating revenues
Passenger	$103,872	$103,789		$207,655	$201,103
Freight and other	11,034	10,377		21,934	19,108
Total revenues	114,906	114,166	0.6%	229,589	220,211	4.3%
Operating expenses
Wages and benefits	39,070	36,537		78,458	71,837
Aircraft fuel	1,254	640		2,212	1,190
Aircraft maintenance	22,836	21,315		45,607	41,741
Aircraft rents	25,965	25,796		51,630	50,902
Landing fees	2,584	2,643		5,204	5,319
Insurance and taxes	1,921	2,331		3,814	4,404
Depreciation and amortization	3,507	3,355		7,309	7,108
Administrative and other	21,486	14,047		39,990	27,684
Impairment and other charges	36,509	—		36,509	—
Total operating expenses	155,132	106,664	-45.4%	270,733	210,185	-28.8%

Operating income (loss)	(40,226)	7,502	NM	(41,144)	10,026	NM

Nonoperating income, net	1,087	532		3,883	899
Income (loss) before income taxes	(39,139)	8,034	NM	(37,261)	10,925	NM
Provision (benefit) for income taxes	(13,635)	3,297		(12,959)	3,325
Net income (loss)	$(25,504)	$4,737	NM	$(24,302)	$7,600	NM

Earnings (loss) per common share - basic	$(1.24)	$0.23		$(1.18)	$0.37
Earnings (loss) per common share - diluted	$(1.24)	$0.23		$(1.18)	$0.36

Weighted average shares - basic	20,577	20,471		20,576	20,462
Weighted average shares - diluted	20,577	20,947		20,576	20,960

MAIR Holdings, Inc

Condensed Consolidated Balance Sheets

(unaudited - in thousands)

	September 30	March 31
	2005	2005
Assets
Cash and cash equivalents	$61,482	$57,968
Short term investments	59,343	69,669
Restricted cash and cash equivalents	7,100	—
Other current assets	71,992	59,910
Net property and equipment	37,739	38,421
Long term investments	22,619	43,240
Other assets, net	5,132	11,746
Total assets	$265,407	$280,954

Liabilities and Shareholders’ Equity
Current liabilities	$93,352	$82,206
Other liabilities and deferred credits	4,880	6,069
Shareholders’ equity	167,175	192,679
Total liabilities and shareholders’ equity	$265,407	$280,954

	Quarter Ended September 30				Six Months Ended September 30
	2005	2004	Favorable (Unfavor)		2005	2004	Favorable (Unfavor)

Mesaba Aviation, Inc.
Passengers	1,500,221	1,480,917	1.3%		3,001,266	2,877,255	4.3%
ASMs (000’s)	760,568	799,503	-4.9%		1,526,586	1,514,217	0.8%
RPMs (000’s)	515,432	536,760	-4.0%		1,030,241	1,016,959	1.3%
Load Factor	67.8%	67.1%	0.7	pts	67.5%	67.2%	0.3	pts
Departures	53,190	53,539	-0.7%		106,227	103,960	2.2%
Revenue per ASM (cents)	14.4	13.8	4.6%		14.4	14.0	2.9%
Cost per ASM (cents)	19.5	12.7	-53.2%		16.9	13.2	-28.2%
Cost per ASM (cents) excluding impairment and other charges	15.0	12.7	-18.0%		14.7	13.2	-11.3%

Big Sky Transportation Co.
Passengers	30,328	22,188	36.7%		56,555	43,362	30.4%
ASMs (000’s)	20,172	16,099	25.3%		37,311	31,340	19.1%
RPMs (000’s)	8,714	5,602	55.6%		16,214	11,093	46.2%
Load Factor	43.2%	34.8%	8.4	pts	43.5%	35.4%	8.1	pts
Departures	5,672	5,227	8.5%		10,705	10,115	5.8%
Revenue per ASM (cents)	25.6	24.5	4.5%		26.0	24.1	7.9%
Cost per ASM (cents)	43.4	29.2	-48.6%		37.8	29.9	-26.4%
Cost per ASM (cents) excluding impairment and other charges	31.6	29.2	-8.2%		31.4	29.9	-5.0%